Exhibit 99.1

FOR IMMEDIATE RELEASE

TECO ENERGY PROVIDES OUTLOOK FOR 2008 EARNINGS,

2006 – 2008 CASH FLOW, AND LONGER-TERM DEBT REDUCTION PLANS

Company Also Provides First Quarter 2006 Results Outlook

TAMPA, April 11, 2006 — TECO Energy, Inc. (NYSE:TE) in a presentation to the financial community concurrent with this release, today provided its outlook for earnings in 2008, cash flow outlook for the 2006 through 2008 period, discussed its longer-term debt reduction plans beyond 2007, and discussed factors that are expected to impact its results in the first quarter of 2006.

2008 Earnings Outlook

In today’s presentation, Chairman and CEO Sherrill Hudson stated, “We’re targeting 2008 earnings at or above 2005’s non-GAAP results from continuing operations of $1.23 per share.”

In 2008, the earnings from the production of synthetic fuel from coal will cease, after the expiration of the tax credits at the end of 2007. Earnings in 2008 are expected to be driven by continued customer and energy sales growth at Tampa Electric and Peoples Gas; continued strong coal markets with stable pricing and annual production in a range between 10.5 and 11 million tons at TECO Coal; favorable market conditions and operational efficiencies at TECO Transport; the benefits from continued customer and energy sales growth at the Guatemalan distribution utility and lower interest expense with the annual repayment of the non-recourse debt on the Guatemalan power plants; as well as lower parent interest expense following the planned 2007 debt retirement.

Cash Flow Outlook

TECO Energy’s forecast reflects a cash balance at the parent of approximately $350 million at the end of 2008. This forecast represents accumulation of cash after payment of common dividends to shareholders, the retirement of parent debt and retail trust preferred securities totaling $657 million, equity contributions of $180 million to the regulated businesses to support their capital spending programs, and no raising of external capital by the parent company.

Important factors affecting the company’s expectations for parent cash accumulation include continued strong earnings at the operating companies; utilization of net operating losses (NOLs) incurred while exiting the merchant power business, which reduce cash income tax payments; lower interest expense as a result of the debt retirement activities; and the end of the benefits from the sale of the ownership interests in TECO Coal’s synfuel production facilities after 2007.

Consolidated cash flow from operations is forecast to be in a $50-million range with midpoints of $525 million, $620 million and $640 million in 2006, 2007 and 2008, respectively. Major factors influencing the cash flow from operations forecast include: continued strong operating company performance; the recovery of previously under-recovered fuel expense at Tampa Electric in 2006 and 2007; absence of synfuel production cost in 2008; and lower parent interest expense as a result of planned debt retirement activities.

The company cautioned that its forecasts assume no oil-price related reduction to cash flows from its synthetic fuel operations, and emphasized that it expects to have sufficient cash flexibility to meet its stated objectives with a broad range of cash generation outcomes from its synthetic fuel production.

Longer-Term Debt Retirement Plans

TECO Energy’s 2008 cash flow forecast included in today’s presentation indicates that the company will continue to generate strong free cash flow after the expiration of the synfuel tax credits at the end of 2007. Following the retirement of the debt maturing in 2007, TECO Energy plans to retire an additional $500 million of parent-level debt in the 2008 through 2010 period.

Executive Vice President and CFO Gordon Gillette stated, “It’s important for us to retire debt on an accelerated basis after 2007 to bring down parent-level debt without accessing external financial sources. This will provide for continued strengthening of our balance sheet and improvement of our interest coverage ratios faster than would otherwise be the case.”

First Quarter 2006 Factors

First quarter 2006 results, excluding charges and gains related to hurricane restoration costs at TECO Transport, are expected to be at or above the $0.25 per share reported in the first quarter of 2005. These expected results are being driven by strong performance at the operating companies and 2005 synfuel inflation adjustments, which more than offset the negative impacts of mild winter weather in Florida, which reduced energy sales at Tampa Electric and Peoples Gas, and the negative effects of high oil prices on the benefits from synthetic fuel production at TECO Coal.

The benefits from the sale of the ownership interests in TECO Coal’s synthetic fuel production facilities are expected to be reduced by $0.07 per share due to oil prices, which were above the threshold level for the initial phase-out of the tax credits from synthetic fuel of about $61 / Bbl on a NYMEX basis. The average of the NYMEX settled price for the quarter and the futures prices for the remainder of the year were approximately $67 per barrel, which is about a 40% reduction in the earnings and cash benefits from synfuel for the quarter.

TECO Energy’s results guidance of $1.25 to $1.35 per share for the year remains in place and excludes any reduction in the benefits from synthetic fuel production. The fundamentals for the five core businesses remain on track to produce the expected full-year results. However, earnings from the synfuel operations are expected to be lower based on the current oil futures prices, which will lower full year’s results if oil prices remain at or near current levels compared to the guidance, which excludes the impact of synfuel earnings reductions. Final calculations of any reductions in benefits will not be made until the end of the year when final oil prices are known. Changes in oil prices may cause quarterly adjustments to results, either positive or negative, depending on oil futures prices at the end of each quarter.

TECO Energy expects to report full first quarter 2006 results after the market close on April 25, 2006. The release will be followed by a conference call that afternoon.

Webcast

As previously announced, TECO Energy will host a Webcast with the investment community at 12:30 PM Eastern time, Tuesday, April 11, 2006. The Webcast can be accessed by following the link on TECO Energy’s Website: www.tecoenergy.com. The Webcast and accompanying slides will be available for replay for 30 days through the Web site beginning approximately two hours after the conclusion of the live event.

TECO Energy, Inc. (NYSE: TE) is an integrated energy-related holding company with regulated utility businesses, complemented by a family of unregulated businesses. Its principal subsidiary, Tampa Electric Company, is a regulated utility with both electric and gas divisions (Tampa Electric and Peoples Gas System). Other subsidiaries are engaged in waterborne transportation, coal and synthetic fuel production and electric generation and distribution in Guatemala.

Note: This press release contains forward-looking statements, which are subject to the inherent uncertainties in predicting future results and conditions. Actual results may differ materially from those forecasted. The forecasted results are based on the company’s current expectations and assumptions described above, and the company does not undertake to update that information or any other information contained in this press release. Additional factors that could impact actual results include: unforeseen regulatory actions by federal, state or local authorities that could impact operations; any adverse outcome in the previously disclosed litigation; any additional debt extinguishment costs or premiums associated with the early retirement of TECO Energy debt; unexpected capital needs or unanticipated reductions in cash flow that affect liquidity; oil prices in excess of the annual reference price, which would reduce or eliminate synfuel tax credits and reduce or eliminate the earnings and cash flow from the sale of membership interests in the synfuel production facilities at TECO Coal; the availability of adequate rail transportation capacity for the shipment of TECO Coal’s production; general economic conditions in Tampa Electric’s service area affecting energy sales; economic conditions, both national and international, affecting the demand for TECO Transport’s waterborne transportation services; weather variations affecting sales and operating costs at Tampa Electric and Peoples Gas and the effect of extreme weather conditions; commodity price changes affecting the margins at TECO Coal or natural gas demand at Peoples Gas; the ability of TECO Energy’s subsidiaries to operate equipment without undue accidents, breakdowns or failures; changes in electric tariffs or contract terms affecting TECO Guatemala’s operations; and TECO Coal’s ability to successfully operate its synthetic fuel production facilities in a manner qualifying for federal income tax credits, which could be impacted by changes in law, regulation or administration. Additional information is contained under “Risk Factors” in TECO Energy Inc.’s Annual Report on Form 10-K for the period ended Dec. 31, 2005.

Contact:	News Media: Laura Plumb – (813) 228-1572
Investor Relations: Mark Kane – (813) 228-1772
Internet: http://www.tecoenergy.com